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                                                                      EXHIBIT 18


February 14, 2002

Board of Directors

Lantronix, Inc.
15353 Barranca Parkway
Irvine, CA 92618

Gentlemen:

Note 2 of Notes to the condensed consolidated financial statements of Lantronix, Inc. included in its Form 10-Q for the six months ended December 31, 2001 describes a change in the method of accounting for revenue on sales through distributors. Previously, the Company recognized revenue from these transactions upon shipment of product to the distributor, but provided specific reserves for possible returns and allowances. Following the accounting change, revenue will be deferred for these transactions until the products are sold to end-users. You have advised us that you believe that the change in accounting principle is preferable based on your circumstances because: (1) it better reflects the substance of the transactions considering your recent entry in the semiconductor marketplace and the changing business environment; and (2) the new accounting method is consistent with other companies in your industry and, therefore, provides greater comparability in the presentation of financial results among the Company and its peers.

There are no authoritative criteria for determining a `preferable' method of accounting for revenue recognition on sales through distributors; however, we conclude that such change in the method of accounting for revenue on sales through distributors is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to June 30, 2001, and therefore we do not express any opinion on any financial statements of Lantronix, Inc. subsequent to that date.


                                                 Very truly yours,


                                                 /s/ Ernst & Young LLP